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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 5, 2002
(Date of earliest event reported)

THE IMMUNE RESPONSE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18006 (Commission File Number)	33-0255679 (IRS Employer Identification No.)

5935 Darwin Court, Carlsbad, California 92008
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (760) 431-7080

Item 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

On August 5, 2002, the board of directors of The Immune Response Corporation (the "Company") approved the dismissal of Arthur Andersen LLP ("Arthur Andersen") as the Company's independent auditors for the year ending December 31, 2002, and the appointment of BDO Seidman, LLP, as the Company's independent auditors upon the recommendation of the Company's audit committee. The change is effective immediately.

Arthur Andersen's report on the Company's financial statements for the fiscal year ended December 31, 2000, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. Except for a going concern qualification, Arthur Andersen's report on the Company's financial statements for the fiscal year ended December 31, 2001, did not contain an adverse opinion or disclaimer of opinions, nor were they modified or qualified as to uncertainty, audit scope or accounting principles

During the fiscal years ended December 31, 2001 and 2000, and through the subsequent interim period ended August 5, 2002, there were no disagreements with Arthur Anderson on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with the audit reports on the Company's financial statements for such years.

During the fiscal years ended December 31, 2001 and 2000, and through the subsequent interim period ended August 5, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Arthur Andersen with a copy of the foregoing disclosure and has requested that Arthur Andersen furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. While the Company has received no information from Arthur Andersen, the Company has been informed that, in light of recent developments at Arthur Andersen, Arthur Andersen has ceased providing written representations for use in Form 8-K's concerning changes in a registrant's certifying accountant. As a result, no such letter is provided with this Form 8-K.

Neither the Company nor anyone engaged on its behalf has consulted with BDO Seidman, LLP during the Company's two most recently completed fiscal years or during its current fiscal year with regard to either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) or Regulation S-K.

ITEM 5. OTHER EVENTS

In July, 2002, The Immune Response Corporation announced that it was seeking to raise, subject to market and other conditions, up to $8 million in gross proceeds ($10.4 million if the 30% overallotment option is exercised) through a private offering of units comprised of common stock and warrants that could increase up to $36 million upon the exercise of all warrants.

The Company intends to use the net proceeds of the offering to repay a portion of its outstanding indebtedness to Transamerica Technology Finance Corporation, for general corporate purposes and also to begin the completion of Company's production facility in Pennsylvania.

The number of shares and warrants to be included in the units will depend on the average market value of the Company's common stock for the ten day period prior to the closing of the offering. The warrants to be included in the units will be exercisable for one share of common stock and one warrant, which will also be exercisable for one share of common stock. All warrants will have a five-year term and may be redeemed by the Company depending on the price performance of its common stock.

The offering will be made only to qualified accredited investors in accordance with Section 4(2) under the Securities Act of 1933 and the rules and regulations promulgated thereunder.

This Form 8-K contains forward-looking statements. Actual results could vary materially from those expected due to a variety of risk factors, including, but not limited to, the Company's intention to raise proceeds through this offering and sale of units of common stock and warrants, the intended use of proceeds and the anticipated terms of any agreements relating to the purchase of such units. The Company's ability to complete the offering will depend on, among other things, market and general economic conditions. In addition, the Company's ability to complete this offering and the Company's business are subject to the significant risks and uncertainties discussed more thoroughly in The Immune Response Corporation's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2001 (as amended) and report on Form 10-Q for the quarter ended March 31, 2002. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

EXHIBITS	DESCRIPTION
99.1	Press Release Dated July 9, 2002

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

        Dated: August 7, 2002

THE IMMUNE RESPONSE CORPORATION

By	/s/ MICHAEL L. JEUB Michael L. Jeub Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release Dated July 9, 2002

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